Monthly Statements to the Securityholders
Pursuant to Section 5.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE1

Monthly Period	August 1, 2003 to August 31, 2003
Payment Date	September 25, 2003

Aggregate Amount Collected for the Collection Period

Interest	$3,060,320.44
Principal Collections	$51,094,166.93
Substition Amounts	$—

Application of Collected Amounts

Applied in the following order of priority:			Factor per 1000

(i)	Enhancer Premium	$128,828.31
(ii)	A-1 Noteholder’s Interest	$1,093,088.73	1.0930887307
	A-2 Noteholder’s Interest	$89,789.43	0.8978943145
(iii)	Principal Collections to Funding Account	$—
(iv)	Excess Spread (during Revolving)	$—
(v)	Excess Spread (during AP)	$—
(vi)	Additional Balance Increase from Excess Spread (during MAP)	$—
(vii)	A-1 Noteholder’s Principal Distribution	$22,647,548.72	22.64754872
	A-2 Noteholder’s Principal Distribution	$2,264,754.87	22.64754872
(viii)	Enhancer for Prior Draws	$—
(ix)	Liquidation Loss Amount	$—
(x)	Enhancer	$—
(xi)	Interest Shortfalls	$—
(xii)	Indenture Trustee	$—
(xiii)	Certificates	$—

Balances
							Factor
	Beginning A-1 Note Balance					$906,709,546.19	0.9067095462
	Ending A-1 Note Balance					$884,061,997.47	0.8840619975
			Change			$22,647,548.72	0.0226475487
	Beginning A-2 Note Balance					$90,670,954.62	0.9067095462
	Ending A-2 Note Balance					$88,406,199.75	0.8840619975
			Change			$2,264,754.87	0.0226475487
	Beginning Excluded Amount					$—
	Ending Excluded Amount					$—
			Change			$—
	Beginning Pool Balance					$1,007,634,114.22	0.9160217528
	Ending Pool Balance					$984,470,424.59	0.8949640660
			Change			$23,163,689.63	0.0210576868
	Beginning Principal Balance					$1,007,634,114.22	0.9160217528
	Ending Principal Balance					$984,470,424.59	0.8949640660
			Change			$23,163,689.63	0.0210576868
	Additional Draws					$27,943,511.44
	Additional Balance Increase (Draws minus Payments)					$—

Delinquencies		#			$

	Two statement cycle dates:			3		$148,385.48
	Three statement cycle dates:			—		$—
	Four statement cycle dates:			—		$—
	Five statement cycle dates:			—		$—
	Six statement cycle dates:			—		$—
	Seven + statement cycle dates:			—		$—
	Foreclosures			—		$—
	REO			—		$—
	Liquidation Loss Amount			1		$13,034.14

	Wachovia Bank, National Bank as Administrator

Additional Information

Net WAC Rate	3.32%
Overcollateralization Target	$13,750,000.00
Overcollateralization Amount	$12,002,227.38
Funding Account Ending Balance	$0.00
Gross CPR (1 mo. Annualized)	43.498%
Net CPR (1 mo. Annualized)	22.550%
Draw Rate (1 mo. Annualized)	26.555%
WAM	213.49
AGE	19.23

Allocation of Collected Funds

Interest Collections		Principal Collections

Total Collected	$(3,480,167.99)	Total Collected	$(51,094,166.93)
Servicing Fee	$419,847.55	A-1 Principal	$22,647,548.72
Enhancer Premium	$128,828.31	A-2 Principal	$2,264,754.87
Additional Balance Interest	$—	Add’l Balance Increase	$—
A-1 Interest	$1,093,088.73	Net Draws	$27,930,477.30
A-2 Interest	$89,789.43	Funding Account	$—
Excess Interest	$1,748,613.97	Net	$1,748,613.97
Net	$—	Previous Funding	$(0.00)
		Excess Interest	$(1,748,613.97)
		Difference	$(0.00)